Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm,” “Financial Statements and Experts” and “Exhibit A – Agreement of Plan of Reorganization: 4. Representations and Warrantees” in the Prospectus/Proxy Statement relating to the acquisition of the assets of the Insight Investment Grade Bond Fund, a series of FundVantage Trust, by and in exchange for shares of BNY Mellon Insight Core Plus Fund, a series of BNY Mellon Absolute Insight Funds, Inc., included in this Registration Statement (Form N-14) of BNY Mellon Absolute Insight Funds, Inc., the references to our firm under the captions “Financial Highlights” in the Prospectus dated September 1, 2017 and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated September 1, 2017 of the Insight Investment Grade Bond Fund, incorporated by reference in this Registration Statement, and to the incorporation by reference in this Registration Statement of our report dated June 29, 2017 on the financial statements and financial highlights of the Insight Investment Grade Bond Fund, included in the Annual Report to shareholders for the year ended April 30, 2017.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 1, 2017